Exhibit 5

Olin Corporation
501 Merritt 7
Norwalk, Connecticut 06851

                                                                 August 7, 2002

Re:	Shares of Common Stock to be Issued Under Olin Corporation 1997 Stock Plan for Non-Employee Directors

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 of Olin Corporation, a Virginia corporation (the “Company”), to be filed with the Securities and Exchange Commission today. This Registration Statement is filed for the purpose of registering under the Securities Act of 1933, 100,000 shares of Common Stock, par value $1.00 per share (“Common Stock”), of the Company and $500,000 in Deferred Compensation Obligations in connection with the Olin Corporation 1997 Stock Plan for Non-Employee Directors (“Plan”).

I have examined the Articles of Incorporation, as amended and restated, the By-laws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors and shareholders of the Company, or statements of unanimous consent in lieu of such meetings, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.

Based upon the foregoing, it is my opinion that all of the aforesaid 100,000 shares of Common Stock associated with the Plan, as shall be issued from authorized stock of the Company as described in such Registration Statement, shall be, when so issued, legally issued, fully paid and non-assessable. The Deferred Compensation Obligations being registered hereunder that may be issued to participants in the Plan, when issued or sold in accordance with the Plan, will be valid and binding obligations of the Corporation, enforceable in accordance with the terms of the Plan, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity. I hereby consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

Very truly yours,
/S/ GEORGE H. PAIN
George H. Pain
Vice President, General Counsel and Secretary